EXHIBIT 99.1

RESTRICTED STOCK UNIT GRANT NOTICE OF TERMS

The Boeing Company (the “Company”) has awarded a Restricted Stock Unit award to James A. Bell (Mr. Bell). The terms and conditions of the award are as follows:

TERMS AND CONDITIONS

1. The Company hereby grants to Mr. Bell, Restricted Stock Units (RSUs) pursuant to The Boeing Company 2003 Incentive Stock Plan (the Plan) and the award is subject to the terms of the Plan. A summary of the Plan accompanies this notice. Mr. Bell will be credited with one million five hundred thousand dollars of RSUs as set forth below.

2. The number of RSUs to be granted will be determined by dividing $1.5 million by the Fair Market Value of the Common Stock of the Company on the Grant Date as determined below in Paragraph 3. “Fair Market Value” equals the mean of the high and low per share trading prices for the common stock of the Company as reported by The Wall Street Journal. The number will be carried to two decimal places.

3. The RSU Grant Date will be August 29, 2005.

4. The RSU grant will vest upon satisfaction of the following performance criteria:

a.	50% of the RSUs shall vest if Mr. Bell remains employed with the Company for three years from the Grant Date; and,

b.	the remaining 50% of the RSUs shall vest if Mr. Bell remains employed with the Company for five years following the Grant Date.

5. Mr. Bell’s RSU account will be credited on a quarterly basis with additional RSUs (earnings credit RSUs) equal in number to the number of shares of the Company’s common stock that could be purchased with the cash dividends payable on the number of shares of Company stock that equals the number of RSUs in Mr. Bell’s account. The determination of the number of shares to be credited will be based on the Fair Market Value of the Common Stock of the Company on the dividend payment date (or on the next business day on which the New York Stock Exchange is open, if the Exchange is closed on the dividend payment date). Earnings credit RSUs will vest at the same time as the RSUs with which they are associated.

6. The Company will maintain a record of the number of awarded RSUs in an account for Mr. Bell.

7. Mr. Bell’s RSU account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

8. If Mr. Bell’s employment with the Company or a subsidiary is terminated for any reason other than death, layoff, or disability, his nonvested RSUs will be forfeited and canceled. Earnings credit RSUs will be forfeited and canceled along with the RSUs with which they are associated. “Disability” here means a disability entitling a participant to benefits under a long-term disability policy sponsored by the Company or one of its subsidiaries.

9. Distribution from Mr. Bell’s RSU account will be made within thirty days after the vesting date of the RSUs. Distributions will be in whole shares of the Company’s common stock. Distribution of shares will be equal in number to the whole number of vested RSUs in Mr. Bell’s account. Fractional shares values will be applied to income tax withholding.

10. The Company will deduct from any distribution to Mr. Bell any tax withholding required by law, and any amounts owed by Mr. Bell to the Company.

11. RSUs are not transferable except by will or applicable laws of descent and distribution.

THE BOEING COMPANY

/s/ James McNerney
James McNerney